As filed with the Securities and Exchange Commission on June 7, 2024
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
IVANHOE ELECTRIC INC.
(Exact Name of Registrant as Specified in Its Charter)
Delaware	32-0633823
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
450 E. Rio Salado Parkway, Suite 130
Tempe, Arizona 85281
Tel: (480) 656-5821
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Taylor Melvin
Chief Executive Officer and President
450 E. Rio Salado Parkway, Suite 130
Tempe, Arizona 85281
Tel: (480) 656-5821
Corporation Service Company
251 Little Falls Drive
Wilmington, Delaware 19808
(302) 636-5401
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
Copies to:
Cassandra Joseph General Counsel and Corporate Secretary Ivanhoe Electric Inc. 450 E. Rio Salado Parkway, Suite 130 Tempe, Arizona 85281 Tel: (480) 656-5821	Christopher Doerksen Dorsey & Whitney LLP 701 5th Avenue, Suite 6100 Seattle, WA 98104-7043 (206) 903-8856
Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the effective date of this Registration Statement.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PROSPECTUS
11,783,254 SHARES
IVANHOE ELECTRIC INC.
Common Stock
This prospectus relates to the registration and resale, from time to time, by the selling stockholder named under the heading “Selling Stockholder” in this prospectus, of up to 11,783,254 shares of common stock, par value $0.0001 per share, of Ivanhoe Electric Inc. held by the Selling Stockholder (the “Shares”). We are registering the offer and sale of the Shares held by the selling stockholder to satisfy the registration rights we granted to it in 2023 pursuant to certain agreements with us.
We will not receive any proceeds from any sales of the Shares by the selling stockholder.
Our registration of the Shares covered by this prospectus does not mean that the selling stockholder will offer or sell any of such Shares. As of the date of this prospectus, the selling stockholder has no present intention to sell the Shares; however, the selling stockholder or its donees, pledgees, transferees or other successors-in-interest, may decide to sell the Shares covered by this prospectus from time to time in the future, through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling stockholder may also sell the Shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. For additional information on the possible methods of sale that may be used by the Selling Stockholder, you should refer to the section of this prospectus titled “Plan of Distribution.”
We will bear all costs, expenses and fees in connection with the registration of the Shares. The selling stockholder will bear all discounts, concessions, commissions and similar selling expenses, if any, attributable to its sales of the Shares. Our common stock is listed on the NYSE American LLC (“NYSE American”) and the Toronto Stock Exchange (the “TSX”) under the symbol “IE.”
Investing in our securities involves certain risks. See the “Risk Factors” section beginning on page 6 of this prospectus, in any applicable prospectus supplement and in our filings with the United States Securities and Exchange Commission (the “SEC”) filings that are incorporated by reference herein. Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is June 7, 2024

i

ABOUT THIS PROSPECTUS
This prospectus is part of an automatic shelf registration statement that we filed with the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), utilizing a “shelf registration process.” Under the shelf registration statement, the selling stockholder may, from time to time, offer and resell up to 11,783,254 shares of our common stock in one or more offerings or resales.
You should rely only on the information that we have provided in this prospectus, including the documents incorporated by reference herein, and any applicable prospectus supplement. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, including the documents incorporated by reference herein, and any applicable prospectus supplement. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, including the documents incorporated by reference herein, and any applicable prospectus supplement is accurate only as of the date on the front of the respective document, regardless of the time of delivery of this prospectus, any applicable prospectus supplement, or any sale of a security.
Unless otherwise mentioned or unless the context requires otherwise, throughout this prospectus, the words “Ivanhoe,” “we,” “us,” “our” or the “Company” refer to Ivanhoe Electric Inc. and its consolidated subsidiaries, and all references to “$”, “U.S. Dollars” and “dollars” are to United States dollars, and references to “C$” are to Canadian dollars.
MARKET AND INDUSTRY DATA AND FORECASTS
This prospectus and the documents incorporated by reference herein may include market and industry data and forecasts that we have developed or extracted from independent research reports, publicly available information, various industry publications, other published industry sources or our internal data and estimates. Independent research reports, industry publications and other published industry sources generally indicate that the information contained therein was obtained from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. Although we believe that the publications and reports are reliable, we have not independently verified the data. Our internal data, estimates and forecasts are based on information obtained from trade and business organizations and other contacts in the markets in which we operate and our management’s understanding of industry conditions. Although we believe that such information is reliable, we have not had such information verified by any independent sources.
NOTICE REGARDING MINERAL DISCLOSURE
The technical report summaries for our material projects, the Santa Cruz project in Arizona, USA (the “Santa Cruz Project”) and the Tintic project in Utah, USA (the “Tintic Project”), have been prepared in accordance with subpart 1300 of Regulation S-K  —  Disclosure by Registrants Engaged in Mining Operations, which governs disclosure for mining registrants (“S-K 1300”).
Inferred mineral resources are subject to uncertainty as to their existence and as to their economic and legal feasibility. The level of geological uncertainty associated with an inferred mineral resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability.
TRADEMARKS
This prospectus contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork, and other visual displays, may appear without the ® or ™ symbols, but in the case of our trademarks and trade names or those of our licensors, such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other entities’ trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other entity.

PROSPECTUS SUMMARY
The following summary of our business highlights certain of the information contained elsewhere in, or incorporated by reference into, this prospectus. This summary does not contain all of the information that may be important to you. You should carefully read this entire prospectus, including any information incorporated by reference, which are described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” herein. In particular, you should carefully consider the risks and uncertainties described under the heading “Risk Factors” in this prospectus, as well as those contained in the other documents incorporated by reference.
Our Company
We are a United States domiciled minerals exploration company with a focus on developing mines from mineral deposits principally located in the United States. We seek to support American supply chain independence by finding and delivering the critical metals necessary for electrification of the economy, with a focus on copper. We believe the United States is significantly underexplored and has the potential to yield major new discoveries of these metals.
We are committed to the sustainable development of our projects by embedding Environmental, Social and Governance (“ESG”) criteria in our decision-making framework from the earliest stages of project exploration and development. We continue to build upon our team’s strong ESG track record for leveraging best practices to establish Ivanhoe as a leader in the mining sector. Key considerations that will influence our decision making include, but are not limited to, using clean and renewable energy in our future mining operations, following best practices to meet health, safety and environmental standards, optimizing our water resources, protecting local cultural heritage and biodiversity, minimizing our environmental footprint, as well as ensuring workforce diversity and hiring from local communities. Most importantly, the minerals that are the focus of our exploration and development efforts play a critical role by supporting electrification and enabling the clean energy transition.
Our two material mineral projects are the Santa Cruz Project in Arizona and the Tintic Project in Utah.
The Santa Cruz Project is a copper exploration project situated in a prolific mining region that hosts some of the largest copper mines in the United States. The Santa Cruz Project encompasses 5,975 acres on private land and includes associated water rights. The Santa Cruz Project location provides excellent infrastructure, including access to rail, interstate highways, and electric transmission lines. The Initial Assessment for the Santa Cruz Project, completed in September 2023, focuses on a small surface footprint, underground copper mine with an average of 5.5 million tonnes mined annually at full production, exclusively from the high-grade exotic, oxide and enriched domains of the Santa Cruz and East Ridge Deposits. The Initial Assessment estimates life of mine (“LOM”) copper production of 1.6 million tonnes over a 20-year mine life, with projected cash costs of $1.36 per pound of copper produced.
At the Santa Cruz Project, we are advancing environmental, technical, and economic studies for an underground high-grade copper mining operation with a focus on minimizing the surface footprint of the mine while at the same time incorporating leading technologies to improve efficiencies and costs. We are designing a technologically advanced mine that we expect to result in low carbon dioxide emissions per pound of copper produced and be a leading example of responsibly produced domestic copper.
The Tintic Project is an exploration project located 95 kilometres (“km”) south of Salt Lake City in a historically significant silver producing district that also produced significant amounts of copper and gold. We believe the Tintic district has the potential to host a world-class copper-gold porphyry deposit. We own a majority of the surface land and mineral rights constituting the Tintic Project and we have option agreements in place to own the remaining surface land and mineral rights at Tintic. Drilling in 2023 has advanced our understanding of the geology of this complex area and is guiding our ongoing exploration in 2024.
Our other mineral projects in the United States include the Hog Heaven Copper-Silver-Gold Project, located in Montana, where we have been actively drilling since June 2023. We also hold a portfolio of exploration projects throughout the United States, including projects in North Carolina, Nevada, and Oregon.

For purposes of S-K 1300, we are defined as an exploration stage issuer because our two material properties, the Santa Cruz Project and the Tintic Project, are at the exploration stage and do not have any declared Mineral Reserves. Our other United States mineral properties are also in the exploration stage.
In 2023, we established an exploration joint venture (the “Joint Venture”) with the Saudi Arabian Mining Company (Ma’aden), which we refer to herein as “Ma’aden”. The Joint Venture is owned 50/50 by Ivanhoe and Ma’aden and has an initial term of five years, which may be extended up to 10 years upon mutual agreement of the parties. The Joint Venture is operating through the newly established limited liability company established under Saudi Arabian law named Ma’aden Ivanhoe Electric Exploration and Development Limited Company (“Saudi JVCo”). Ma’aden has made available approximately 48,500 km2 of land under an exploration license (or license application) within Saudi Arabia for exploration by the Joint Venture. We contributed $66.4 million of the proceeds from the sale of our common shares to Ma’aden to fund Saudi JVCo and the Joint Venture, and provide Saudi JVCo with a royalty-free license to use Typhoon™ within Saudi Arabia for the purpose of mineral exploration. The license will remain exclusive to the Joint Venture in Saudi Arabia and effective during the term of the Joint Venture. Saudi JVCo has purchased three new generation Typhoon™ units from the Company’s former parent, I-Pulse, for an aggregate contract price not to exceed $13 million. The first new machine was delivered in the first quarter of 2024 and the second was delivered in the second quarter of 2024. The Joint Venture has also entered into a services agreement with Computational Geosciences Inc. (“CGI”), our 94% owned subsidiary, pursuant to which CGI is responsible for the supply of the services for the analysis of data and processing of the full spectrum of geophysical datasets produced by the Typhoon™ systems.
The Joint Venture is governed by a board of directors and technical committee comprised of an equal number of representatives from each company. The technical committee supervises the exploration activities of the Joint Venture including an initial “land identification stage” where the land Ma’aden has made available will be reviewed and reduced to the most prospective areas for Typhoon deployment. This stage will be followed by generative exploration and drilling stages aimed at identifying mineral resources of an economically viable scale. We are the operator during the exploration phase. Ma’aden will assume operatorship if an economically viable deposit is found and is designated by the Joint Venture for further development. We will also provide training and development to an agreed number of employees of the Joint Venture, on mineral exploration, geology, and the operation of the Typhoon™ units. The Joint Venture is not terminable, other than upon the occurrence of an event of default, by either party until the end of the exploration phase.
In 2024, we established an exploration alliance (“Exploration Alliance”) with a subsidiary of BHP Mineral Resources Inc. (“BHP”) to search for critical minerals in the United States. The Exploration Alliance Agreement sets out the framework for us (acting through a wholly owned subsidiary) and BHP to explore mutually agreed “Areas of Interest” or AOIs in the United States to identify projects within those AOIs that may become 50/50 owned joint ventures. The initial AOIs are in Arizona, New Mexico, and Utah. The Alliance is for a term of three years, which may be extended. BHP (through a wholly owned subsidiary) will provide the initial funding of $15 million and any subsequent funding would be on a 50/50 basis. We will provide the Exploration Alliance with access to one of its new generation Typhoon™ geophysical survey systems as well as the machine learning algorithmic software and data inversion services of CGI.
Our other mineral projects outside of the United States are the Alacran Project in Colombia (owned through our interest in publicly traded company Cordoba Minerals Corp.) and the Ivory Coast Project (owned through our interest in publicly traded company Sama Resources Inc. and an interest in a joint venture entity) in Ivory Coast, and the Pinaya Project in Peru.
In addition to our portfolio of mineral projects, we own, through a wholly-owned subsidiary, patents to a proprietary exploration technology known as Typhoon™. We also own a 94% controlling interest in a data inversion business, CGI. CGI was founded in 2010 to commercialize innovative technology developed at the University of British Columbia, Canada to improve and enhance mineral exploration.
The Typhoon™ technology allows us to cost effectively and efficiently generate geophysical images of large-scale mineral deposits to depths of one and a half kilometers or more. CGI software technology consists of sophisticated codes to process geophysical data and build three-dimensional (“3D”) subsurface images that could indicate the presence of various sulfide metals and minerals. Typhoon™ can and has been used successfully to accelerate and de-risk the exploration process enabling a higher frequency of mineral discovery and lowering total exploration costs. Typhoon™ has proven to be an important exploration tool during its deployment at the Santa Cruz Project and the Tintic Project.
Our shares of common stock are listed on the NYSE American and the TSX under the ticker symbol “IE”.
Our principal executive offices are located at 450 E. Rio Salado Parkway, Suite 130, Tempe, Arizona 85281 and our telephone number is (480) 656-5821. Our website address is www.ivanhoeelectric.com. Information on, or accessible through, our website is not part of this prospectus, nor is such content incorporated by reference herein, and should not be relied upon in determining whether to make an investment in our securities.
For more information about our business, please see our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we have filed or will file with the SEC, and in other documents which are incorporated by reference into this prospectus and the accompanying prospectus.
Corporate History and Information
We were incorporated in Delaware on July 14, 2020, as a wholly-owned subsidiary of High Power Exploration Inc. (“HPX”).
On April 30, 2021, HPX completed a reorganization whereby HPX contributed (i) all of the issued and outstanding shares of HPX’s subsidiaries, other than those holding direct or indirect interests in its Nimba Iron Ore project in the Republic of Guinea; (ii) certain property, plant and equipment; and (iii) certain financial assets, in exchange for shares of our common stock. HPX then distributed the shares of our common stock to HPX stockholders by way of a dividend, with each HPX stockholder receiving one share of our common stock for each HPX share of common stock then held by the stockholder.
On April 30, 2021, we also entered into an intellectual property assignment and novation agreement with HPX, I-Pulse Inc. (“I-Pulse”), and several subsidiary companies by which the rights to certain technology and patent license agreements previously held by HPX or a subsidiary, as licensee, were assigned to us.
On June 30, 2022, we completed our initial public offering in which we issued and sold 14,388,000 shares of our common stock at a price to the public of $11.75 per share for aggregate gross proceeds of $169.1 million.

THE OFFERING
Issuer
Ivanhoe Electric Inc.
Shares of common stock offered by the selling stockholder

Up to 11,783,254 shares of common stock.
Symbol and Listing
Our common stock is traded on the NYSE American and the TSX under the ticker symbol “IE”.
Terms of this Offering
The selling stockholder may sell the Shares offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus. Such Shares may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices. See “Plan of Distribution.”
Use of Proceeds
We will not receive any proceeds from the sale of the Shares by the selling stockholder. All proceeds from the sale of the common shares covered by this prospectus will go to the selling stockholder.
Registration Rights
We have filed a Form S-3 Registration Statement, of which this prospectus forms a part, to satisfy registration rights we granted to the selling stockholder.
Risk Factors
Investing in our securities is highly speculative and involves a high degree of risk. You should carefully read and consider the information in the section titled “Risk Factors”, and all other information contained in this prospectus, including the documents incorporated by reference herein, before deciding to invest in our securities.

RISK FACTORS
Investing in our securities involves risk. Before making a decision to invest in our securities, you should carefully consider the risks described under “Summary of Risk Factors” and “Risk Factors” in our most recent Annual Report on Form 10-K, any updates to those risk factors in our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, together with all of the other information appearing or incorporated by reference herein, in light of your particular investment objectives and financial circumstances. Although we discuss key risks in our discussion of risk factors, new risks may emerge in the future, which may prove to be significant. We cannot predict future risks or estimate the extent to which they may affect our business, results of operations, financial condition and prospects. If any of the following risks occur, our business, financial condition, results of operations and future growth prospects could be materially and adversely affected. In any such case, the trading price of our common stock could decline, and you could lose all or part of your investment. See “Cautionary Note Regarding Forward-Looking Statements.”
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, including the documents incorporated by reference herein, contains forward-looking statements, that involve risks and uncertainties, including statements based on our current expectations, assumptions, estimates and projections about future events, our business, financial condition, results of operations and prospects, our industry and the regulatory environment in which we operate. Any statements contained herein that are not statements of historical facts are, or may be deemed to be, forward-looking statements. Those statements include, but are not limited to, statements with respect to: estimated calculations of mineral reserves and resources at our properties including changes in those estimated calculations, economic and other projections, anticipated results of exploration activities, plans and objectives, potential development, financing or production, the performance of our technology, industry trends, our requirements for additional capital, treatment under applicable government regimes for permitting or attaining approvals, government regulation, environmental risks, title disputes or claims and synergies of potential future acquisitions. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “could,” “should,” “would,” “achieve,” “budget,” “scheduled,” “forecasts,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our industry. All forward-looking statements speak only as of the date on which they are made. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions concerning future events that are difficult to predict. Therefore, actual future events or results may differ materially from these statements. We believe that the factors that could cause our actual results to differ materially from those expressed or implied by forward-looking statements include the following: our mineral projects are all at the exploration stage with no certainty of advancing to further stages of development; we have no mineral reserves, other than at the Alacran project; we have a limited operating history on which to base an evaluation of our business and prospects; we depend on our material projects for our future operations; our mineral resource and mineral reserve calculations are only estimates; actual capital costs, operating costs, production and economic returns may differ significantly from those we have anticipated or are projected in any economic study; the title to some of the mineral properties may be uncertain or defective; our business is subject to changes in the prices of copper, gold, silver, nickel, cobalt, vanadium and platinum group metals; we have claims and legal proceedings against one of our subsidiaries; our business is subject to significant risk and hazards associated with exploration activities, mine development, construction and future mining operations; we may fail to identify attractive acquisition candidates or joint ventures with strategic partners or be unable to successfully integrate acquired mineral properties or successfully manage joint ventures; our success is dependent in part on our joint venture partners and their compliance with our agreements with them; our business is extensively regulated by the United States and foreign governments as well as local governments; the requirements that we obtain, maintain and renew environmental, construction and mining permits are often a costly and time-consuming process; our non-U.S. operations are subject to additional political, economic and other uncertainties not generally associated with domestic operations; and our operations may be impacted by pandemics, including impacts to the availability of our workforce, government orders that may require temporary suspension of operations, and the global economy.

You should carefully consider these risks, as well as the additional risks described in other documents we file with the SEC. We also operate in a very competitive and rapidly changing environment. New risks emerge from time to time and it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in, or implied by, any forward-looking statements.
These factors should not be construed as exhaustive and should be read in conjunction with the risks described under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Important factors that could cause actual results to differ materially from our expectations, or cautionary statements, are disclosed under “Risk Factors” in our most recent Annual Report on Form 10-K. These risks and uncertainties, as well as other risks of which we are not aware or which we currently do not believe to be material, may cause our actual future results to be materially different than those expressed in our forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We do not undertake any obligation to make any revisions to these forward-looking statements to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events, except as required by law.
USE OF PROCEEDS
We will not receive any proceeds from the sales of Shares by the Selling Stockholder.

SELLING STOCKHOLDER
We are registering the Shares in order to permit the selling stockholder to offer the Shares for resale from time to time.
The table below lists the selling stockholder and other information regarding the beneficial ownership of common shares by the selling stockholder. The second column lists the total number of common shares beneficially owned by the selling stockholder, based on its ownership of the Company’s securities. The third column lists the percentage ownership of common shares beneficially held as of June 6, 2024. The percentage ownership in the table below is based on 120,380,267 common shares outstanding as of June 6, 2024.
The fourth column lists the Shares being offered by this prospectus by the selling stockholder.
The fifth column assumes the sale of all of the Shares offered by the selling stockholder pursuant to this prospectus and the sixth column lists the percentage ownership of common shares beneficially held by the selling stockholder assuming the sale of all of the Shares offered by the selling stockholder pursuant to this prospectus.
The selling stockholder may sell all, some or none of its Shares in this Offering. See “Plan of Distribution.”
Name of Selling Stockholder	Number of Common Shares Beneficially Owned Prior to This Offering	Percentage of Outstanding Common Shares Beneficially Owned Prior to This Offering	Maximum Number of Common Shares to be Sold Pursuant to this Offering	Number of Common Shares Owned After this Offering	Percentage of Outstanding Common Shares Beneficially Owned After this Offering
Saudi Arabian Mining Company (Ma’aden)(1)	11,783,254	9.8%	11,783,254	0	0%

(1)
Ma’aden has sole voting and dispositive power over the Shares. The principal address of Saudi Arabian Mining Company (Ma’aden) is Abu Baker Al Sadeeq Road (Exit 6), P.O. Box 68861, Riyadh 11537, Kingdom of Saudi Arabia.

Material Transactions and Relationships with Selling Stockholder
On May 15, 2023, the Company signed a Common Stock Subscription Agreement (the “Subscription Agreement”) with Ma’aden pursuant to the Heads of Terms entered on January 11, 2023. The Subscription Agreement provided for Ma’aden’s purchase in a private placement of approximately 9.9% of the total outstanding number of shares of common stock of the Company, the Company’s contribution of $66 million of the proceeds to fund the new 50/50 Joint Venture in Saudi Arabia and the entry into certain other related agreements. The Company and Ma’aden agreed to indemnify each other against certain losses resulting from breaches of their respective representations, warranties and covenants, subject to certain survival periods set forth in the Subscription Agreement.
On July 6, 2023, the Company completed the closing of the Subscription Agreement where Ma’aden purchased 10,269,604 shares of our common stock for approximately $127.1 million, representing a price of $12.38 per share, and entered into an Investor Rights Agreement (the “IRA”), a Shareholders’ Agreement relating to the new Joint Venture, Typhoon™ Equipment Purchase and Technical Support Agreement, Data Services Agreement, Technology License Agreement and Director Indemnification Agreement.
Under the IRA, the Company agreed to appoint a nominee selected by Ma’aden to the Ivanhoe Board and provide Ma’aden with the continuing right to nominate one director to the Company’s Board for so long as Ma’aden owns at least 8% of the outstanding shares of common stock, subject to certain exceptions. Ma’aden agreed to vote its shares in favor of certain matters for so long as it continues to have a right to nominate a director, including the election of all of the Company’s director nominees, the appointment of any independent auditor selected by the Board, any proposal to amend the Company’s certificate of incorporation or bylaws that is approved by a majority of the Board’s independent directors, subject to certain exceptions, and for as long as the standstill described below remains in effect, all matters on which the Company’s stockholders are entitled to vote that have been approved by a majority of the independent directors of the Company’s Board.
Sofia Bianchi, who currently serves as one of our directors, is Ma’aden’s nominee to the Company’s Board. Ms. Bianchi also serves as a director of Ma’aden.
The Company granted Ma’aden a right to purchase additional shares of common stock to maintain its 9.9% stock ownership position in the event of any issuances of common stock by the Company in the future, including stock issued as a result of (i) issuances to employees pursuant to any existing or future equity incentive plan, agreement or arrangement approved by the Board; (ii) the exercise or vesting of incentive securities; or (iii) shares issued as acquisition consideration. Subject to certain exceptions, Ma’aden may exercise this right (the “top-up right”) upon the first occurrence after such dilution event in which the Company issues shares (or securities convertible into shares) for cash as part of an equity financing transaction. In the event that Ma’aden does not exercise its top-up right, the ownership threshold for purposes of the top-up right will be reduced to its ownership level after giving effect to the dilutive issuance. The top-up right will expire on the earlier of (i) five years from the date of completion of Ma’aden’s investment in the Company (the “Initial Period”), if within such five-year period Ma’aden has either failed on two separate occurrences to exercise in full its top-up rights, or has sold, transferred or otherwise disposed of any shares (other than to an affiliate or to the Public Investment Fund of the Kingdom of Saudi Arabia (the “PIF”)); (ii) the first day following the Initial Period on which Ma’aden sells, transfers or otherwise disposes of any shares of Company common stock (other than to an affiliate or to the PIF); and (iii) July 6, 2031. In addition, Ma’aden has a right to participate in offerings of Company preferred equity securities, if any, subject to certain exceptions.
Ma’aden agreed to a five-year standstill preventing it from increasing its beneficial ownership of shares of common stock above 19.9% or take certain other actions, including participation in a takeover proposal, without the written consent of the Company. The standstill will automatically be released in order for Ma’aden and its affiliates to make a competing offer if the Board approves the Company entering into any agreement with a third party providing for a transaction that would result in a third party or group beneficially owning more than 50% of the Company’s assets or more than 50% of the Company’s or any resulting corporation’s outstanding common stock.
Ma’aden agreed that, without Board approval, for five years it will not dispose of any of the shares it acquires pursuant to the Subscription Agreement or top-up right (except in open market, non-pre-arranged stock exchange transactions), if, as a result of such disposition, the purchaser of such shares would become the beneficial owner of greater than 9.9% of the Company’s common stock and is either a mining company or state-owned enterprise, other than the PIF.
The Company granted Ma’aden certain registration rights, and agreed to use its reasonable best efforts to have a registration statement declared effective by the SEC with 18 months after the closing, registering the resale from time to time of the shares acquire by Ma’aden pursuant to the Subscription Agreement and top-up right. This prospectus was filed pursuant to those registration rights. The Company also agreed to indemnify Ma’aden and certain related persons against certain liabilities in connection therewith.
The Shareholders’ Agreement among Ma’aden, Ivanhoe Electric Mena Holdings Ltd., a subsidiary of the Company (“IE Mena”), the Company and the Saudi JVCo, sets out the terms governing the relationship of the parties with respect to the Joint Venture. The Shareholders’ Agreement provides for the Company (through IE Mena), and Ma’aden to establish the 50/50 Joint Venture which will have an initial exploration phase of five years, which may be extended up to an additional five years upon mutual agreement of the parties. The Joint Venture will be conducted through Saudi JVCo. Ma’aden has made available approximately 48,500 km2 of land under an exploration license (or license application) within Saudi Arabia for exploration by the Joint Venture. The Company contributed $66 million to fund Saudi JVCo and the Joint Venture, and provided Saudi JVCo with a royalty-free license to use Typhoon™, within the Kingdom of Saudi Arabia for the purpose of mineral exploration. The license will remain exclusive to the Joint Venture in Saudi Arabia and effective during the term of the Joint Venture. Saudi JVCo agreed to purchase three new generation Typhoon™ units from the Company’s former parent, I-Pulse Inc., for an aggregate contract price of approximately $12 million. The first new machine was delivered in the first quarter of 2024 and the second was delivered in the second quarter of 2024. The Company also voluntarily made available an existing Typhoon™ that arrived in Saudi Arabia in December 2023 and will remain until the second new generation Typhoon™ unit purchased by Saudi JVCo arrives in-country. Saudi JVCo also entered into a data services agreement with the Company’s subsidiary CGI, pursuant to which CGI will be responsible for the supply of the data inversion services for the three-dimensional analysis of data and processing of geophysical datasets produced by the Typhoon™ systems.
The Joint Venture is governed by a board of directors and a Technical Committee comprised of an equal number of representatives from each company. The Technical Committee supervises the exploration activities of the Joint Venture including an initial “land identification stage” where the land Ma’aden is making available will be reviewed and reduced to the most prospective areas for Typhoon deployment. This will be followed by generative exploration and drilling stages aimed at identifying mineral resources of an economically viable scale.
The Saudi JVCo board of directors consists of six nominees — three from each of Ma’aden and the Company. The Chairperson will be chosen from among the Ma’aden nominees. Decisions of the Saudi JVCo board of directors are taken by simple majority vote, except for certain reserved matters that will require the approval of directors representing a shareholder or shareholders holding at least seventy-five percent (75%) of the aggregate equity interest in Saudi JVCo. These matters include among others, the approval of budgets, the approval of additional funding, approval of material contracts valued at $2 million or more (including offtake agreements), approval of the acquisition of additional land, approval of any changes to exploration programs, and the initiation and/or settlement of certain disputes on behalf of Saudi JVCo.
The Company will be the operator during the exploration phase. Ma’aden will assume operatorship if an economically viable deposit is found and is designated by the Joint Venture for further development (a “Designated Project”). However, the Shareholders’ Agreement also provides that no shareholder is obligated to pursue a Designated Project and may inform the other shareholder that it does not wish to further participate in a Designated Project, in which case the other shareholder may pursue the Designated Project on a sole risk basis. If the Company is the non-participating shareholder for a Designated Project, it will have the right to engage Ma’aden in good faith discussions regarding the transfer or exchange of the Company’s interest in a Designated Project for fair market value and the terms of such transfer or exchange including the possible terms of a royalty in lieu of a transfer or exchange for cash or securities.
The Company also provides training and development to employees of the Joint Venture, on mineral exploration, geology, and the operation of the Typhoon™ units.
The Shareholders’ Agreement also provides that for so long as the Company or IE Mena remains a shareholder of Saudi JVCo, the Company shall not enter into any other business or business partnership involving mining activities or mineral exploration in Saudi Arabia without Ma’aden’s prior written consent.
The Joint Venture will not be terminable, other than upon the occurrence of an event of default, by either party until the end of the exploration phase. On termination, the Typhoon™ units will be returned by Saudi JVCo to the Company but provided that Ma’aden shall have the right to engage the Company in good faith discussions regarding the potential terms and conditions for the continued provision by the Company to Ma’aden of the Typhoon™ units under a services arrangement for the purpose of exploring other Ma’aden land within Saudi Arabia.
On October 23, 2023, we entered into a subscription agreement with Ma’aden whereby Ma’aden agreed to purchase 1,513,650 shares of our common stock at a purchase price of $13.50 per share in a private placement, for aggregate gross proceeds of approximately $20.4 million. The subscription agreement is a result of the “top-up right” granted to Ma’aden under the IRA, which enables Ma’aden to purchase additional shares of our common stock to maintain its 9.9% stock ownership position in the event of certain issuances by the Company. The sale of the shares closed on October 31, 2023.
On November 1, 2023, the Company and Ma’aden entered into an amendment to the Shareholders’ Agreement to expand the exploration area and update certain terms regarding the use of a Typhoon™ unit. The current form of the Shareholders’ Agreement is as amended on November 1, 2023.
The 11,785,254 Shares offered by the selling stockholder pursuant to this registration statement consist of the 10,269,604 shares of common stock issued to Ma’aden on July 6, 2023 and the 1,513,650 shares of common stock issued to Ma’aden on October 31, 2023.

PLAN OF DISTRIBUTION
The selling stockholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling securities:
•
ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•
block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•
purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•
an exchange distribution in accordance with the rules of the applicable exchange;

•
in the over-the-counter market;

•
in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•
privately negotiated transactions;

•
settlement of short sales;

•
in transactions through broker-dealers that agree with the selling stockholder to sell a specified number of such securities at a stipulated price per security;

•
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•
one or more underwritten offerings on a firm commitment or best efforts basis;

•
a combination of any such methods of sale; or

•
any other method permitted pursuant to applicable law.

To the extent permitted by applicable law, this plan of distribution may be modified in a prospectus supplement or otherwise. The selling stockholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.
Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.
In connection with the sale of the securities or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The selling stockholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. We agreed to keep this prospectus effective for so long as the selling stockholder retains beneficial ownership of an aggregate of at least 5.0% of our outstanding common shares.
The Shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholder or any other person. We will make copies of this prospectus available to the selling stockholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).
INTERESTS OF EXPERTS
The financial statements of the Company as of December 31, 2023 and 2022, and for each of the two years in the period ended December 31, 2023, incorporated by reference in this prospectus, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.
Glen Kuntz, one of the qualified persons named in the prospectus or in the documents incorporated by reference herein, is an employee and one of our executive officers. As of the date hereof, he holds certain shares and options to acquire common stock aggregating less than 1% of our outstanding shares of common stock.
Sarah Bull, one of the qualified persons named in the prospectus or in the documents incorporated by reference herein, is an employee of the Company. As of the date hereof, she holds certain shares and options to acquire common stock aggregating less than 1% of our outstanding shares of common stock.
The technical information incorporated by reference herein concerning the Tintic Project was derived from the S-K 1300 technical report summary entitled “SEC Technical Report Summary, Exploration Results Report, Tintic Project, Utah, U.S.A.”, dated February 23, 2024, prepared by SRK Consulting (U.S.), Inc. (“SRK”), independent mining consultants. As of the date hereof, SRK beneficially owns none of our outstanding securities.
The technical information incorporated by reference herein concerning the Santa Cruz Project, including estimates of mineral resources, was derived from the S-K 1300 technical report summary entitled “S-K 1300 Initial Assessment & Technical Report Summary, Santa Cruz Project, Arizona”, dated September 6, 2023, prepared by SRK, KCB Consultants Ltd., Life Cycle Geo, LLC, M3 Engineering and Technology Corp., Nordmin Engineering Ltd., Call & Nicholas, Inc., Tetra Tech, Inc., INTERA Incorporated, Haley & Aldrich, Inc. and Met Engineering, LLC, all of whom are independent mining consultants (collectively, the “Santa Cruz Authors”). As of the date hereof, the Santa Cruz Authors beneficially own none of our outstanding securities.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-3, including exhibits and schedules, under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company and our common stock, reference is made to the registration statement and the exhibits and any schedules filed therewith.
Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit to the registration statement reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference.
The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith, files annual, quarterly and special reports, proxy statements and other information with the SEC. The SEC maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is www.sec.gov. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, we refer you to the copy of the contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the offering under this prospectus and any prospectus supplement (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):
•
Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on February 26, 2024, including the Part III information incorporated by reference from our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 24, 2024;

•
Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 filed with the SEC on May 8, 2024;

•
Current Reports on Form 8-K filed on May 8, 2024, May 9, 2024 and June 6, 2024 , in each case, to the extent filed pursuant to Section 13(a) or 15(d) of the Exchange Act; and

•
The description of our common stock which is contained in a registration statement on Form 8-A filed on June 27, 2022 (File No. 001-41436) under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Any statement contained in this prospectus or in any document incorporated or deemed to be incorporated by reference into this prospectus will be deemed modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or any subsequently filed document which also is, or is deemed to be, incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Without limiting the foregoing, Exhibit 10.21 to the Form 10-K filed on February 26, 2024 and Exhibit 10.1 to the Form 10-Q filed on May 8, 2024 have been superseded and shall not constitute a part of this prospectus.
Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.
You can obtain any of the filings incorporated by reference in this prospectus through us or from the SEC through the SEC’s website at www.sec.gov. Our filings with the SEC, including our Annual Reports on

Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and exhibits incorporated in and amendments to those reports, are also available free of charge on our website (www.ivanhoeelectric.com) as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Information on, or accessible through, our website is not part of this prospectus, nor is such content incorporated by reference herein, and should not be relied upon in determining whether to make an investment in our securities. You can obtain any of the documents incorporated by reference into this prospectus from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents. You can obtain documents incorporated by reference into this prospectus by requesting them in writing or by telephone from us at the following address:
Investor Relations
Ivanhoe Electric Inc.
450 E. Rio Salado Parkway, Suite 130
Tempe, Arizona 85281
(480) 656-5821

IVANHOE ELECTRIC INC.
11,783,254
Common Shares
PROSPECTUS

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.   Other Expenses of Issuance and Distribution
The following table sets forth the expenses (other than underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation, if any) expected to be incurred by us in connection with a possible offering of securities registered under this registration statement.
SEC Registration Fee	$17,288
Legal Fees and Expenses	35,000
Accounting Fees and Expenses	10,000
Total	62,288
Item 15.   Indemnification of Directors and Officers
Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to such corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s Amended and Restated Certificate of Incorporation provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the DGCL. The Registrant has entered into indemnification agreements with each of its directors to provide these directors additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s Amended and Restated Certificate of Incorporation and to provide additional procedural protections. These agreements, among other things, require the Registrant to indemnify each director to the fullest extent permitted by Delaware law, including indemnification for expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director in any action or proceeding, including any action or proceeding by or in right of the Registrant, arising out of the person’s services as a director.
Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s Amended and Restated Certificate of Incorporation provides for such limitation of liability.
The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.
Any underwriting agreement that the Registrant may enter into may provide for indemnification of directors and officers of the Registrant by the underwriters against certain liabilities.

Item 16.   Exhibits
Exhibit Number	Description
3.1
Amended and Restated Certificate of Incorporation of the Registrant as currently in effect (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on June 30, 2022)

3.2	Amended and Restated By-Laws of the Registrant as currently in effect (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with the SEC on June 30, 2022)
4.1
Stockholders Agreement dated as of April 30, 2021, by and among the Registrant, I-Pulse Inc., Ivanhoe Industries, LLC, Point Piper, LLC, Century Vision Holdings Limited and Iridium Opportunity Fund A LP (incorporated by reference to Exhibit 4.4 of the Company’s Registration Statement on Form S-1 file number 333-265175)

4.2
First Amendment dated as of June 28, 2021 to the Stockholders Agreement dated as of April 30, 2021, by and among the Registrant, I-Pulse Inc., Ivanhoe Industries, LLC, Point Piper, LLC, Century Vision Holdings Limited and Iridium Opportunity Fund A LP (incorporated by reference to Exhibit 4.5 of the Company’s Registration Statement on Form S-1 file number 333-265175)

4.3
Second Amended and Restated Stockholders Agreement dated as of April 5, 2022, by and among the Registrant, I-Pulse Inc., Ivanhoe Industries, LLC, Point Piper, LLC, and each of the investors signatory thereto (incorporated by reference to Exhibit 4.6 of the Company’s Registration Statement on Form S-1 file number 333-265175)

4.4
Amended and Restated Registration Rights Agreement dated as of April 5, 2022, by and among the Registrant and the investors signatory thereto (incorporated by reference to Exhibit 4.7 of the Company’s Registration Statement on Form S-1 file number 333-265175)

4.5
Investor Rights Agreement between Ivanhoe Electric Inc. and Saudi Arabian Mining Company (Ma’aden) dated July 6, 2023 (incorporated by reference to Exhibit 10.9 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 14, 2023)

5.1	Opinion of Dorsey & Whitney LLP
23.1	Consent of Deloitte LLP
23.2	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)
23.3	Qualified Person Consent SRK for report titled “S-K 1300 Technical Report Summary & Exploration Results Report, Tintic Project, Utah” dated February 23, 2024
23.4	Qualified Person Consent Barco NI 43-101 Technical Report titled “NI 43-101 Technical Report and Feasibility Study, Alacran Project, Colombia” with an effective date of December 18, 2023
23.5	Qualified Person Consent Cepuritis NI 43-101 Technical Report titled “NI 43-101 Technical Report and Feasibility Study, Alacran Project, Columbia” with an effective date of December 18, 2023
23.6	Qualified Person Consent Duggan NI 43-101 Technical Report titled “NI 43-101 Technical Report and Feasibility Study, Alacran Project, Columbia” with an effective date of December 18, 2023
23.7	Qualified Person Consent Frost NI 43-101 Technical Report titled “NI 43-101 Technical Report and Feasibility Study, Alacran Project, Columbia” with an effective date of December 18, 2023
23.8	Qualified Person Consent Jones NI 43-101 Technical Report titled “NI 43-101 Technical Report and Feasibility Study, Alacran Project, Columbia” with an effective date of December 18, 2023
23.9	Qualified Person Consent McCracken NI 43-101 Technical Report titled “NI 43-101 Technical Report and Feasibility Study, Alacran Project, Colombia” with an effective date of December 18, 2023
23.10	Qualified Person Consent Muir NI 43-101 Technical Report titled “NI 43-101Technical Report and Feasibility Study, Alacran Project, Colombia” with an effective date of December 18, 2023
23.11	Qualified Person Consent Robinson NI 43-101 Technical Report titled “NI 43-101 Technical Report and Feasibility Study, Alacran Project, Colombia” with an effective date of December 18, 2023

Exhibit Number	Description
23.12	Qualified Person Consent Williamson NI 43-101 Technical Report titled “NI 43-101 Technical Report and Feasibility Study, Alacran Project, Colombia” with an effective date of December 18, 2023
23.13	Qualified Person Consent Leslie Cole NI 43-101 Technical Report titled “Pinaya Gold-Copper Project Technical Report” with an effective date of April 26, 2016
23.14	Qualified Person Consent Simpson NI 43-101 Technical Report titled “Pinaya Gold-Copper Project Technical Report” with an effective date of April 26, 2016
23.15	Qualified Person Consent SRK Consulting (U.S.), Inc. for report titled “S-K 1300 Initial Assessment & Technical Report Summary, Santa Cruz Project, Arizona” dated September 6, 2023
23.16	Qualified Person Consent of KCB Consultants Ltd. for report titled “S-K 1300 Initial Assessment & Technical Report Summary, Santa Cruz Project, Arizona” dated September 6, 2023
23.17	Qualified Person Consent of Life Cycle Geo, LLC for report titled “S-K 1300 Initial Assessment & Technical Report Summary, Santa Cruz Project, Arizona” dated September 6, 2023
23.18	Qualified Person Consent of M3 Engineering and Technology Corp. for report titled “S-K 1300 Initial Assessment & Technical Report Summary, Santa Cruz Project, Arizona” dated September 6, 2023
23.19	Qualified Person Consent of Nordmin Engineering Ltd. for report titled “S-K 1300 Initial Assessment & Technical Report Summary, Santa Cruz Project, Arizona” dated September 6, 2023
23.20	Qualified Person Consent of Call & Nicholas, Inc. for report titled “S-K 1300 Initial Assessment & Technical Report Summary, Santa Cruz Project, Arizona” dated September 6, 2023
23.21	Qualified Person Consent of Tetra Tech, Inc. for report titled “S-K 1300 Initial Assessment & Technical Report Summary, Santa Cruz Project, Arizona” dated September 6, 2023
23.22	Qualified Person Consent of INTERA Incorporated for report titled “S-K 1300 Initial Assessment & Technical Report Summary, Santa Cruz Project, Arizona” dated September 6, 2023
23.23	Qualified Person Consent of Haley & Aldrich, Inc. for report titled “S-K 1300 Initial Assessment & Technical Report Summary, Santa Cruz Project, Arizona” dated September 6, 2023
23.24	Qualified Person Consent of Met Engineering, LLC for report titled “S-K 1300 Initial Assessment & Technical Report Summary, Santa Cruz Project, Arizona” dated September 6, 2023
23.25	Qualified Person Consent of Todd McCracken NI 43-101 Technical Report titled “NI 43-101 Technical Report, Mineral Resource Estimate for the Samapleu and Grata Deposits Project” dated August 11, 2023
23.26	Qualified Person Consent of Chris Martin NI 43-101 Technical Report titled “NI 43-101 Technical Report, Mineral Resource Estimate for the Samapleu and Grata Deposits Project” dated August 11, 2023
23.27	Qualified Person Consent of Glen Kuntz
23.28	Qualified Person Consent of Sarah Bull
24.1	Powers of Attorney (included on the signature page to this Registration Statement).
96.1
Technical Report Summary on the Santa Cruz Project, Arizona, U.S.A., SRK Consulting (U.S.), Inc., KCB Consultants Ltd., Life Cycle Geo, LLC, M3 Engineering and Technology Corp., Nordmin Engineering Ltd., Call & Nicholas, Inc., Tetra Tech, Inc., INTERA Incorporated, Haley & Aldrich, Inc., and Met Engineering, LLC, dated of September 6, 2023 (incorporated by reference to Exhibit 96.1 of the Company’s Annual Report on Form 10-K file number 001-41436)

96.2
S-K 1300 Technical Report Summary & Exploration Results Report, Tintic Project, Utah, prepared by SRK Consulting (U.S.) Inc., dated February 23, 2024 (incorporated by reference to Exhibit 96.2 of the Company’s Annual Report on Form 10-K file number 001-41436)

107	Filing Fee Table

Item 17.   Undertakings
(a)   The undersigned registrant hereby undertakes:
(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)   To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that the undertakings set forth in paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(A)   Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(B)   Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tempe, State of Arizona, on June 5, 2024.
IVANHOE ELECTRIC INC.
By:
/s/ Taylor Melvin

Name: Taylor Melvin
Title:  President and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Taylor Melvin, Jordan Neeser, and Cassandra Joseph and each of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Taylor Melvin Taylor Melvin	President, Chief Executive Officer and Director (principal executive officer)	June 5, 2024
/s/ Jordan Neeser Jordan Neeser	Chief Financial Officer (principal financial officer and principal accounting officer)	June 4, 2024
/s/ Robert Friedland Robert Friedland	Executive Chairman of the Board of Directors	June 5, 2024
/s/ Russell Ball Russell Ball	Director	June 4, 2024
/s/ Hirofumi Katase Hirofumi Katase	Director	June 4, 2024
/s/ Patrick Loftus-Hills Patrick Loftus-Hills	Director	June 4, 2024
/s/ Victoire de Margerie Victoire de Margerie	Director	June 5, 2024
/s/ Priya Patil Priya Patil	Director	June 4, 2024
/s/ Ronald Vance Ronald Vance	Director	June 4, 2024
/s/ Sofia Bianchi Sofia Bianchi	Director	June 4, 2024